Exhibit 99.1

Cellectar Appoints Dr. John Friend as Chief Medical Officer

FLORHAM PARK, N.J., July 1, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that it has appointed Dr. John Friend as chief medical officer, effective immediately.

“We are pleased to welcome John back to Cellectar to oversee CLR 131’s late-stage oncology clinical development plans and FDA engagement for our adult and pediatric programs” said Jim Caruso, president and CEO of Cellectar Biosciences. “John’s understanding and prior involvement with CLR 131 combined with his extensive experience in oncology drug development will prove invaluable to our overall development program and near-term pivotal study registration strategies.”

Dr. Friend returns to Cellectar bringing more than 17 years of global drug development and medical affairs expertise in hematology/oncology as well as a variety of other therapeutic indications. Most recently, he was chief medical officer of DRGT and prior to his earlier tenure at Cellectar, Dr. Friend served as Senior Vice President of Research and Development at Helsinn Therapeutics (U.S.), Inc. leading its research and development, clinical, medical affairs and regulatory affairs divisions. Prior to his time at Helsinn, Dr. Friend held executive responsibility for clinical research, medical affairs, pharmacovigilance and risk management at various pharmaceutical companies including Akros Pharma, Actavis, Alpharma, Hospira and Abbott.

Dr. Friend noted, “I am excited to rejoin the Cellectar team and to lead the clinical development, global regulatory submission and post-approval support of CLR 131. The recent results from the company’s phase 2a B-cell study demonstrating 40% plus response rates for relapsed and refractory multiple myeloma and non-hodgkin’s lymphomas as well as a 100% response rate to date in Waldenstrom Macroglobulinemia validates my early belief in CLR 131 and the PDC technology platform. I look forward to working to bring CLR 131 to market for the many cancer patients that may benefit from its treatment.”

Dr. Friend completed his post-graduate residency program in family medicine and subsequently served as Clinical Director and faculty attending physician at Cabarrus Family Medicine Residency Program in North Carolina. He earned his medical degree from UMDNJ-Robert Wood Johnson Medical School (now Rutgers, RWJMS) and received his undergraduate degree in Chemistry from Southern Methodist University,

Grant of Inducement Option

In connection with his hiring, Cellectar has granted to Dr. Friend, effective as of his first day of employment with Cellectar, an option to purchase 100,000 shares of Cellectar’s common stock at an exercise price per share equal to the closing price of Cellectar’s common stock on the grant date as reported by Nasdaq. This grant was approved by the Compensation Committee of Cellectar’s Board of Directors and made as an inducement material to Dr. Friend entering into employment with Cellectar as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option, which has a 10-year term, vests and becomes exercisable in three equal annual installments beginning on the first anniversary from the date of Dr. Friend’s first day of employment.

Cellectar provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

Resignation of Dr. Igor Grachev

Dr. Igor Grachev announced his resignation to pursue other opportunities. “We acknowledge and thank Igor for his contributions to our programs and wish him the very best in his future endeavors," said Jim Caruso, president and CEO of Cellectar Biosciences.

About CLR 131

CLR 131 is a small-molecule Phospholipid Drug Conjugate™ designed to provide targeted delivery of iodine-131 (radioisotope) directly to cancer cells, while limiting exposure to healthy cells unlike many traditional on-market treatment options. CLR 131 is the company’s lead product candidate and is currently being evaluated in a Phase 2 study in B-cell lymphomas, and a Phase 1 dose-escalating clinical study in pediatric solid tumors and lymphomas. The company recently completed a Phase 1 dose-escalation clinical study in r/r multiple myeloma. The FDA granted CLR 131 Fast Track Designation for both r/r multiple myeloma and r/r diffuse large b-cell lymphoma and Orphan Drug Designation (ODD) for the treatment of multiple myeloma, lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia, neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. CLR 131 was also granted Rare Pediatric Disease Designations for the treatment of neuroblastoma, rhabdomyosarcoma, Ewing’s sarcoma and osteosarcoma. Most recently, the European Commission granted an ODD for r/r multiple myeloma.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies. The CLOVER-1 Phase 2 study completed the Part A dose-exploration portion, conducted in relapsed/refractory (r/r) B-cell malignancies, and is now enrolling in the Part B expansion cohorts evaluating a two cycle dosing regimen that provides approximately 100mCi total body dose of CLR 131 in relapsed/refractory (r/r) multiple myeloma (MM) and lymphoplasmacytic lymphoma/Waldenstrom’s macroglobulinemia (LPL/WM). The data from the Part A portion was announced on February 19, 2020. The company is also conducting a two-part Phase 1 dose-escalation with expansion arms in pediatric solid tumors and lymphomas.

The company’s product pipeline includes one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the recent COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements. These forward looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com